                                                                    EXHIBIT 99.1
[SEALY LOGO]
-------------------------------------------------------------------------------
SEALY, INC.
1228 Euclid Avenue - 10th Floor - Cleveland, Ohio 44115-1886 - 216/522-1310 -
Fax 216/522-1366 or 216/522-0602

FOR IMMEDIATE RELEASE                       FOR INFORMATION, CONTACT:
                                            Ronald Stoll at Sealy, Inc.
                                            216/522-1310, ext. 2690

                       SEALY FOCUSES ON BEDDING BUSINESS;
                     DIVESTS SOLID WOOD FURNITURE SUBSIDIARY

CLEVELAND, OHIO, JANUARY 21, 1997 -- Sealy Corporation today announced that it has successfully closed on the sale of Woodstuff Manufacturing, Inc., a wholly owned subsidiary that manufactures and markets solid wood bedroom furniture under the "Samuel Lawrence" brand name. The Phoenix-based operation has been acquired by an investor group including Goldner Hawn Johnson & Morrison, an investment banking firm in Minneapolis, and several Samuel Lawrence executives. The transaction closed on January 16, 1997. Sam Fees continues as president of Samuel Lawrence and has assumed the additional title of chief executive officer of that company.

     The divestiture produced cash proceeds to Sealy of $35 million before transaction costs, but will result in a one-time book charge to net income of approximately $18 million due primarily to the write-off of goodwill, and to taxes arising from the tax gain. Other terms of the transaction were not disclosed. Sealy expects to announce its 1996 year-end results later this week.

     Ronald L. Jones, president and chief executive officer of Sealy, said that Samuel Lawrence had been Sealy's only non-bedding operation. "Samuel Lawrence is a growing and profitable operation and deserves a management which is appropriately dedicated to competing in the wood furniture marketplace. This divestiture was a strategic move designed to further focus Sealy on our core business," he explained.



                                     (more)

SEALY DIVESTS SOLID WOOD FURNITURE SUBSIDIARY / P.2

         Sealy Corporation is the largest manufacturer of bedding in North America. Through its subsidiaries, Sealy operates in the United States, Canada, Puerto Rico and Mexico, and has licensees worldwide. The company produces and sells a complete line of mattresses, including those under the Sealy, Sealy Posturepedic and Stearns & Foster brand names.


                                      ###